                                 AMENDMENT NO. 4


                  AMENDMENT NO. 4, dated as of January 31, 1997, to Amended and Restated Senior Loan Agreement, dated as of November 8, 1993, as amended (as so amended, the "Loan Agreement"), between Plastic Specialties and Technologies, Inc., a Delaware corporation ("Borrower"), the lenders named therein ("Lenders") and General Electric Capital Corporation, a New York corporation ("GE Capital"), as agent for the Lenders (GE Capital, in such capacity, being "Agent").

                  The parties hereto agree as follows:

                  1. Defined Terms. Terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

                  2. Amendment to Loan Agreement. Lenders, Agent and Borrower each agree that the following amendments are hereby made to the Loan Agreement:

                  (a) Definition of "Borrowing Base". The definition of the term "Borrowing Base" in Section 1 is hereby amended to delete the proviso at the end of the first sentence thereof and to add the following in lieu thereof: ", provided that the aggregate portion of the Borrowing Base represented by Eligible Hose Inventory and Eligible Nonhose Inventory shall be limited to $30,000,000."

                  (b) Definition of "Commitment Termination Date". The definition of the term "Commitment Termination Date" in Section 1 is hereby amended to delete the reference therein to "July 31, 1997" and to substitute the reference to "July 31, 2000" in lieu thereof.

                  (c) Definition of "Index Rate". The definition of the term "Index Rate" in Section 1 is hereby amended to read as follows:

                           "Index Rate" shall mean, for any day, a floating rate
equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H. 15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect as of the opening of business on the effective day of such change in the Index Rate.

                  (d) Definition of "Performance Fixed Charges". The definition of the term "Performance Fixed Charges" in Section 1 is hereby amended to read as follows:

                  "Performance Fixed Charges" for any period, shall mean the aggregate amount (determined in accordance with GAAP) of principal, interest and other amounts required to be paid during such period by Borrower on a consolidated basis in respect of tax liabilities and Indebtedness (including, without limitation, the Revolving Credit Advances and Letter of Credit Obligations) plus the lesser of (x) Capital Expenditures (up to a maximum amount of $8,000,000) and (y) depreciation expense."

                  (e) Additional Definitions. Section 1 is hereby amended to add the following new definitions in the proper alphabetical order:

                  "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates of overnight federal funds transactions among members of the Federal Reserve System, which appears on Telerate Page 118.

                  "Index Rate Loan" shall mean a Revolving Credit Advance bearing interest by reference to the Index Rate.

                  "Interest Payment Date" shall mean (a) as to any Index Rate Loan, the first Business Day of each month to occur while such loan is outstanding, (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; and provided that, in addition to the foregoing, each of (x) the date upon which all of the Revolving Credit Commitments have been terminated and the Revolving Credit Advances have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Agreement.

                  "LIBOR Business Day" shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

                  "LIBOR Loan" shall mean a Revolving Credit Advance bearing interest by reference to the LIBOR Rate.


                  "LIBOR Period" shall mean, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 2.1(b); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

                  (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

                  (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

                  (c) any LIBOR Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

                  (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

                  (e) Borrower shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Loans in existence at any one time.

                  "LIBOR Rate" shall mean for each LIBOR Period, a rate of interest determined by Agent equal to:

                  (a) the offer rate for deposits in United States Dollars for the applicable LIBOR Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

                  (b) a number equal to l.0 minus the aggregate (but without duplication of the rates (expressed as a decimal fraction) of reserve requirements in effect on the date which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board which are required to be maintained by a member bank of the Federal Reserve System (such rate to be adjusted to the nearest one sixteenth of one percent (1/16th or 1%) or, if there is not a nearest one sixteenth of one percent (1/16th of 1%), to the next highest one sixteenth of one percent (1/16th of 1%); provided that a Lender shall be deemed to be subject to such reserve requirements only from and after the date that such Lender has certified to Borrower that a governmental authority has imposed such reserve requirements subsequent to the date hereof which increase the cost to such Lender of making or maintaining LIBOR Loans hereunder.

                  If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

                  "Notice of Conversion/Continuation" shall have the meaning assigned to it in Section 2.5(e).

                  "Receivables Agreement" shall mean that certain Receivable Purchase Program Agreement to be entered into between GE Capital and Borrower containing terms and conditions acceptable to the Required Lenders.

                  (f) Revolving Credit Advances. Section 2.1(a) is hereby amended to delete the reference to $8,000,000 in clause (ii) of the proviso thereto and to substitute the reference to "$20,000,000" in lieu therefor.
Section 2.1(b) is hereby amended in its entirety to read as follows:

                  "(b) Each Revolving Credit Advance shall be made on notice, given by Borrower to Agent not later than noon (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or noon (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit

Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit C hereto, and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 2.5(e)."

                  (g) Mandatory Repayment; Commitment Reduction. The first sentence of Section 2.3(b) is hereby amended to read as follows: "Borrower shall have the right to cancel the Revolving Credit Commitments in their entirety on 30 days' prior written notice to Agent and upon payment of a cancellation fee equal to $175,000, if such cancellation occurs prior to January 31, 1998, and $100,000, if such cancellation occurs on or after January 31, 1998 and prior to September 30, 1998."

                  (h) Interest on Revolving Credit Advances. Sections 2.5(a) through (c) are hereby deleted, the following new sections are added and Section 2.5(d) is re- lettered as 2.5(f):


                  "2.5 Interest on Revolving Credit Advances.

                  (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the Revolving Credit Advances being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: the Index Rate plus the Applicable Revolver Index Margin per annum set forth below or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum set forth below, based on the aggregate Revolving Credit Advances outstanding from time to time.

                  The Applicable Revolver Index Margin and Applicable Revolver LIBOR Margin will be 0.25% and 3.00% per annum, respectively, as of the effective date of Amendment No. 4 to this Agreement, dated January 31, 1997. Such Applicable Margins will be adjusted (up or down) prospectively on a monthly basis as determined by the ratio of Borrower's consolidated EBITDA to Performance Fixed Charges (the "Performance Ratio") for each rolling 12 month period, commencing with the first day of the first calendar month that occurs after delivery of Borrower's monthly financial statements to Lenders pursuant to
Section 5.1(a) hereof for the fiscal month ending January 31, 1997.

Adjustments in such Applicable Margins will be determined by reference to the following grid:

If Performance Ratio is:                                            Level of Applicable Margins:
------------------------                                            ----------------------------
(less than) 1.42:1.00                                               Level I

(greater than or equal to) 1.42:1.00 but (less than) 1.52:1.00      Level II

(greater than or equal to) 1.52:1.00                                Level III


                                         Applicable Margins
                                         ------------------

                              Level I            Level II          Level III
                              -------            --------          ---------

Applicable Revolver           0.25%              0.00%             0.00%
Index Margin

Applicable Revolver           3.00%              2.75%             2.50%
LIBOR Margin



                  All adjustments in such Applicable Margins after January 31, 1997 will be implemented monthly on a prospective basis, for each calendar month commencing on the first calendar day after the date of delivery to Lenders of the monthly unaudited financial statements of Borrower evidencing the need for an adjustment. Concurrently with the delivery of those financial statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those financial statements demonstrating that such an increase is not required. If a Default or an Event of Default shall have occurred or be continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

                  (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) All computations of interest shall be made by Agent on the basis of a 360 day year, in each case for the actual number of days occurring in the period for which such interest is payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Agent of an interest rate hereunder shall be conclusive, absent manifest error.

                  (d) So long as any Default or Event of Default shall have occurred and be continuing, and at the election of Agent (or upon the written request of the Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Revolving Credit Advances shall be increased by 2% per annum above the rates of interest otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

                  (e) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the additional conditions precedent set forth in Section 3.2, Borrower shall have the option to (i) request that any

Revolving Credit Advances be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Revolving Credit Advances from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 2.11(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Revolving Credit Advance as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Revolving Credit Advance shall commence on the last day of the LIBOR Period of the Revolving Credit Advance to be continued. Any Revolving Credit Advance to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by noon (New York time) on the third (3rd) Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by noon (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or the additional conditions precedent set forth in
Section 3.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 2.5(e)."

                  (i) Indemnity. Section 2.11 is hereby amended by adding "(a)" before the first paragraph thereof and by adding the following:

                  "(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance therewith; or (iii) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 2.11(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail."

                  (j) Capital Adequacy; Increased Costs; Illegality. Section
2.13 is hereby amended to change the heading to read "Capital Adequacy; Increased Costs; Illegality.", by adding an "(a)" before the first paragraph thereof and by adding the following:

                  (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost of any Lender of agreeing to make or making, funding or maintaining any Revolving Credit Advance, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this
Section 2.13(b).

                  (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Revolving Credit Advances or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Revolving Credit Advances into a Revolving Credit Advance bearing interest based on the Index Rate.

                  (d) Each Lender shall notify Borrower of any event occurring after the date of this Agreement entitling such Lender to compensation under paragraph (a) or (b) of this Section 2.13 as promptly as practicable, but in any event within 90 days after such Lender obtains actual knowledge thereof; provided that if any Lender fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.13 in respect of any costs resulting from such event, only be entitled to payment under this Section 2.13 for costs incurred from and after the date 90 days prior to the date that such Lender does give such notice."

                  (k) Cash Management Systems. Section 2.15(b) is hereby amended by adding the following at the end of the first sentence thereof: ", except for amounts payable from the Concentration Account to GE Capital pursuant to the Receivables Agreement." Section 2.15(b) is hereby further amended by adding the words "and paid to GE Capital pursuant to the Receivables Agreement" after the words "Letter of Credit Obligations" in the third sentence thereof.

                  (l) Financial Covenants. Sections 6.3(a) and (b) are hereby amended in their entirety to read as follows:

                  "(a) Borrower shall have on a consolidated basis for each four fiscal quarter period ending on the last day of each fiscal quarter set forth below EBITDA of not less than the following:

                  Fiscal Quarter                             EBITDA
                  --------------                             ------

                  January 31, 1997                           $32,900,000
                  April 30, 1997                              33,000,000
                  July 31, 1997                               33,100,000
                  Each fiscal quarter thereafter              33,600,000

                  (b) Borrower shall have on a consolidated basis for each four fiscal quarter period ending on the last day of each fiscal quarter set forth below a ratio of (x) EBITDA less Capital Expenditures to (y) Fixed Charges of not less than the following:


                  Fiscal Quarter                             Ratio
                  --------------                             -----

                  January 31, 1997                           1.27:1.00
                  April 30, 1997                             1.27:1.00
                  July 31, 1997                              1.27:1.00
                  Each fiscal quarter thereafter             1.37:1.00"

All financial covenants and financial definitions in Section 6.3, including
Section 6.3(c), and any other provision of this Agreement shall be determined on a consolidated basis notwithstanding any references to "Unconsolidated Basis" in the applicable definitions, which references are hereby deleted.

                  (m) Capital Expenditures. Section 7.9 is hereby amended in its entirety to read as follows:

                           "7.9. Capital Expenditures.  Borrower on a
consolidated basis shall not make Capital Expenditures during the following fiscal years that exceed in the aggregate the amounts set forth opposite each of such periods:

                  Fiscal Year Ending                         Maximum Capital
                      July 31,                               Expenditures
                  ------------------                         ---------------

                  1997                                       $8,500,000
                  1998                                        9,000,000
                  1999 and each Fiscal                        9,500,000"
                       Year thereafter

                  (n) Events of Default. Section 9.1(n) is hereby deleted and replaced with the words "Intentionally Omitted."

                  (o) Notices. Section 11.11(a) is hereby amended in its entirety to read as follows:

                           (a)      If to Agent or GE Capital, at:

                                    General Electric Capital Corporation
                                    201 High Ridge Road
                                    Stamford, CT 06927
                                    Attention: Account Manager-PST
                                    Telecopy Number: 203-316-7893

                                    With Copies to:


                                    General Electric Capital Corporation
                                    201 High Ridge Road
                                    Stamford, CT 06927
                                    Attention: Corporate Counsel-Commercial
                                               Finance
                                    Telecopy Number: 203-316-7822

                                                     and

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attention: Ted S. Waksman, Esq.
                                    Telecopy Number: 212-310-8007"

                  3. Exhibits to Loan Agreement. Exhibit C to the Loan Agreement is hereby amended in its entirety as set forth on Exhibit C hereto and a new
Exhibit 2.5(e) is added as set forth on Exhibit 2.5(e) hereto.

                  4. Sale of Receivables.

                  (a) Agent and Lenders hereby consent (i) to the sale by Borrower from time to time hereafter of its Receivables pursuant to and as defined in that certain Receivable Purchase Program Agreement to be entered into between GE Capital and Borrower on terms and conditions acceptable to the Required Lenders (the "Receivables Agreement"), without any amendments thereto not consented to by the Required Lenders, and (ii) to the granting by Borrower of Liens in favor of GE Capital pursuant to the Receivables Agreement, which Liens shall be senior to the Liens granted to the Agent and Lenders as to the collateral covered thereby in the manner contemplated by Section 4(c) hereof. The net proceeds to be received by Borrower from such sale of Receivables shall be used by it within 180 days after receipt to finance Capital Expenditures permitted by the Agreement, and, until so used, such net proceeds shall be applied to repay outstanding Revolving Credit Advances.

                  (b) GE Capital and Borrower intend, and the Lenders concur, that the transactions contemplated in the Receivables Agreement shall be treated as a purchase and sale of Receivables for all purposes and not as a lending transaction. Agent and each Lender acknowledges that it has no right, title and/or interest in or to (i) any Receivable, whether or not as proceeds of inventory, sold to GE Capital pursuant to the Receivables Agreement, (ii) deposits, credit balances and/or reserves on the books of GE Capital established in connection with the Receivables Agreement, including the Reserve Account established pursuant thereto, and (iii) returned merchandise sold in connection with a Receivable sold to GE Capital that has not been paid for by Borrower under the Receivables Agreement, except, in each case, as specifically provided in Section 4(c) hereof. Agent and each Lender retains its existing right, title and/or interest in all other accounts receivable and other property of Borrower.

Agent and the Lenders shall in no event challenge the transactions or actions contemplated in the Receivables Agreement, GE Capital's Liens thereunder, or the recognition of such transactions as a purchase and sale of Receivables, including without limitation through any characterization of such transactions as a secured loan.

                  (c) In the event and to the extent that, a final decision by a court of competent jurisdiction finds that the transactions contemplated in the Receivables Agreement are not considered the purchase and sale of Receivables despite the intentions of the parties thereto, notwithstanding anything to the contrary contained herein, in the Receivables Agreement, or otherwise, and irrespective of the time, order or method of attachment or perfection of the Liens and security interests granted thereby or the time or order of filing of financing statements or other Liens, the parties hereto agree among themselves, as to the perfection and priorities to be accorded to their respective interests in any Receivable, that (i) the Lien of GE Capital in any Receivable or other property of Borrower pursuant to the Receivables Agreement shall be superior and prior in right to the Lien of the Agent and Lenders in such property, and (ii) such security interest of GE Capital shall constitute a perfected first priority Lien in such property. To the extent that such final court decision is issued, it is acknowledged and agreed by the parties hereto that the Agent and Lenders shall have a second priority Lien in such property.

                  5. Syndication. Following the date hereof, GE Capital's affiliate, GECC Capital Markets Group, Inc.

("GECMG"), may initiate discussions with potential lenders relating to possible assignments of up to $10,000,000 of GE Capital's Revolving Credit Advances and Revolving Credit Commitment. Borrower hereby agrees to assist GECMG in such syndication. Such assistance shall include, but not be limited to (i) prompt assistance in the preparation of an Information Memorandum and the verification of the completeness and accuracy of the information contained therein; (ii) preparation of projections by Borrower; (iii) providing GECMG with information reasonably deemed necessary by GECMG to successfully complete the syndication;
(iv) confirmation as to the reasonableness in the opinion of Borrower of such projections; and (v) participation of Borrower's senior management in meetings and conference calls with potential lenders at such times and places as GECMG may reasonably request. Borrower further agrees to pay GECMG at the time of any such assignment an arrangement fee equal to 3/8% of the amount of any Revolving Credit Commitment so assigned and to pay the up-front fees charged by any such assignee of a Revolving Credit Commitment.

                  6. Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows:

                  (a) All of the representations and warranties of Borrower contained in the Agreement and in the other Loan Documents are true and correct on the date hereof as though made on such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes permitted or contemplated by the Agreement. No Default or Event of Default has occurred and is continuing or would result from the transactions contemplated hereby.

                  (b) The execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary or proper corporate action and do not require the consent or approval of any Person which has not been obtained.

                  (c) This Amendment has been duly executed and delivered by Borrower and each of this Amendment and the Agreement as amended hereby constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

                  7. Continued Effectiveness. Except as expressly modified by this Amendment, the provisions of the Loan

Agreement shall remain in full force and effect, and are hereby in all respects ratified and confirmed.

                  8. Effectiveness. This Amendment shall become effective on the date the fee referred to in clause (c) is paid, provided it is paid no later than February 28, 1997, and further provided that on the date hereof each of the following other conditions has been satisfied, including the delivery to Agent of each of the documents set forth below in form and substance satisfactory to agent:

                  (a) Counterparts of this Amendment duly executed by Borrower, each Lender and Agent.

                  (b) An opinion of counsel to Borrower addressed to Agent and Lenders in form and substance reasonably acceptable to Agent.

                  (c) Payment by Borrower to Agent of an amendment fee equal to $75,000.

                  (d) All of the representations and warranties of Borrower contained in Section 6 hereof shall be true and correct and certified by a certificate of an officer of Borrower.

                  If such fee is not paid by February 28, 1997, this Amendment shall not become effective.

                  9. Expenses. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto.


                  10. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

                  11. Counterparts. This Amendment may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                                 PLASTIC SPECIALTIES AND
                                                 TECHNOLOGIES, INC.


                                                 By:
                                                     ------------------------
                                                     Name:
                                                     Title:



                                                 GENERAL ELECTRIC CAPITAL
                                                 CORPORATION,
                                                   as Agent and Lender


                                                 By:
                                                     ------------------------
                                                     Name:
                                                     Title:


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